Exhibit 99.1

NEWS RELEASE for March 31, 2008 at 7:15 a.m. EDT

CLARIENT ANNOUNCES FOURTH QUARTER AND YEAR-END 2007

FINANCIAL RESULTS

Quarterly Revenue and Case Volumes Increase 53% and 52% Respectively Year-over-Year

Aliso Viejo, CA, March 31,  2008 – Clarient, Inc. (NASDAQ: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the fourth quarter and year ended December 31, 2007. Revenue from continuing operations was $12.4 million for the fourth quarter of 2007, an increase of over 53 percent compared to $8.1 million for the comparable period in 2006.

Total patient case volume for the fourth quarter of 2007 was approximately 21,500, an increase of 52 percent compared to the comparable period in 2006.  Sequential total patient test volume in comparison to the third quarter of 2007 increased 10 percent, including a 6 percent increase in breast prognostics/solid tumor testing, an 18 percent increase in leukemia/lymphoma volumes, and a 12 percent increase in PCR/molecular testing volumes.

Clarient reported $6.4 million in gross profit for the fourth quarter of 2007, an increase of 78 percent as compared to $3.6 million for the comparable period in 2006. Reported gross margin in the fourth quarter of 2007 was 52 percent as compared to 45 percent for the same period 2006. Gross margins improved as a result of increased total patient volume, better use of the Company’s capacity, improved revenue mix, improved process efficiencies and improved pricing with vendors.

Commenting on the year-end results, Ron Andrews, President and CEO, said, “Our business model continued to validate that we can produce sustainable growth as we completed the quarter with a 53 percent increase in revenue over the fourth quarter of 2006.  Our 10 percent sequential growth in test volume versus third quarter is again indicative of our solid trajectory and has provided a strong foundation for continued growth in 2008. We believe that our revenues for the first quarter of 2008 will exceed our revenues for the comparable period in 2007 by more than 50 percent. This base business momentum, combined with the pending launch of Clarient’s Insight™ Dx Breast Cancer Profile, provides solid reasons to remain very encouraged with our direction. Assuming we maintain our current commercial velocity, we believe we will be able to achieve our 2008 goals of growing revenue between 30-40 percent this year versus the fiscal year ended December 31, 2007.”

Total operating expenses were $9.6 million for the fourth quarter of 2007, an increase of 49 percent compared to $6.4 million in the fourth quarter of 2006.  The growth in expense was primarily due to increased professional fees, selling expenses and collection expenses.  Also, the Company recorded bad debt expense and increased its allowance for doubtful accounts by $1.8 million in the fourth quarter of 2007 (as compared to bad debt expense of $300,000 in the fourth quarter of 2006) based on an analysis of its most recent historical collection information.

Operating loss was $3.2 million for the fourth quarter of 2007, an increase of 14 percent from the same period in 2006. Loss from continuing operations in the fourth quarter of 2007 was $3.8 million or $0.05 loss per share, compared to $3.2 million or $0.05 loss per share in the fourth quarter of 2006, an increase of 19 percent.

At December 31, 2007, the Company’s cash and cash equivalents were $1.5 million compared to $0.4 million at December 31, 2006.  As previously reported, on March 14, 2008 the Company entered into a credit facility with affiliates of Safeguard Scientifics, Inc. pursuant to which Safeguard has agreed to provide the Company with a total of up to $21 million (subject to adjustment) in debt financing via a revolving credit facility.  Further information regarding the Safeguard facility is set forth in the Company’s current reports on Form 8-K filed with the Securities and Exchange Commission on March 17, 2008 and March 21, 2008, respectively.  The Company currently has $12.4 million of borrowings outstanding under the Safeguard facility and $9 million of borrowings (plus a $3 million letter of credit) outstanding under its credit facility with Comerica Bank.  Subsequent to the execution of the Safeguard facility, the Company entered into an amendment to its credit facility with Comerica Bank to set the financial covenant under the Comerica facility for the 2008 fiscal year, which requires the Company to maintain specified levels of minimum tangible net worth.  The Company believes that the Safeguard and Comerica facilities will provide it with access to sufficient amounts of capital during 2008 to continue to operate and grow its business.  The financial covenant contained in the Comerica facility was set by the Company and Comerica based on the Company’s 2008 business plan, and the Company believes it will be able to maintain compliance with this covenant.

The financial covenant contained in the Comerica facility is based on the assumption that the Company’s results from operations in 2008 will significantly improve from the Company’s historical results of operations.  In addition, the Company has previously not been able to maintain compliance with prior financial covenants in its credit facilities with respect to certain periods.  Therefore, for these and other reasons, the Company has been advised by the Company’s independent registered public accounting firm, that the firm’s audit opinion with respect to its audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2007, will contain an explanatory paragraph stating that substantial doubt exists with respect to the Company’s ability to continue as a “going concern.”

Commenting further, Andrews said, “Given the current uncertainty surrounding the credit markets and our need for access to working capital to support our continued rapid growth, we were pleased to gain access to the capital necessary to enable us to continue to execute our plan. The new Safeguard credit line, along with our renewed facility with Comerica Bank, puts us on solid financial footing from which we can embark on the launch of our new breast cancer test. Based on our improvement in gross margins in 2007, our current commercial growth and our ongoing expense management, we believe we should be able to reduce our operating losses during 2008, which in turn should reduce the amount of additional funds we will need to draw from our newly negotiated line of credit.”

The financial results described above reflect the impact of the adjustment to bad debt expense described above, as well as an aggregate $950,000 adjustment to reduce revenue (and record a corresponding liability) that the Company has made to its consolidated financial statements (allocated over a period of multiple quarters) resulting from the Company’s analysis of financial information provided to the Company from its third-party billing vendor relating to certain credit balances.  As a result of matters identified in connection with the Company’s year-end financial statement preparation process, management has identified material weaknesses in the Company’s internal control over financial reporting.  Additional details relating to these material weaknesses and the above-referenced adjustments will be included in the Company’s Form 10-K for the fiscal year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Clarient will discuss fourth quarter 2007 results and certain future expectations on a conference call and live web cast at 8:00 a.m. EDT today. Call information is available at http://www.clarientinc.com/investor.

Forward-looking financial guidance reflects management’s expectations as of the date of this press release and is based upon limited available information which is dynamic and subject to risk and uncertainty. Results may be materially affected by many factors including those described in the Forward-Looking Statements section below.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS), Technology-Enabled Services and Internet-based Businesses, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the effects of a going concern audit opinion on the Company’s operations,  the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel diagnostic tests, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the Company’s ability to successfully transition its customer billings from a third party billing vendor to an in-house billing system, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at al , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization, the Company’s ability to obtain additional financing if required on favorable terms or at all,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Matt Clawson

Allen & Caron, Inc.

(949) 474-4300

matt@allencaron.com

Tables follow

Clarient , Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$12,357	$8,055	$42,995	$27,723
Cost of revenue	5,993	4,469	22,304	15,566

Gross profit	6,364	3,586	20,691	12,157

Selling, general and administrative expenses	9,611	6,440	32,488	24,774
Operating loss	(3,247)	(2,854)	(11,797)	(12,617)

Other expense and taxes, net	550	346	2,372	944
Loss from continuing operations	(3,797)	(3,200)	(14,169)	(13,561)

Income (loss) from discontinued operations, net of tax	(102)	(243)	5,412	(2,574)

Net loss	$(3,899)	$(3,443)	$(8,757)	$(16,135)

Basic and diluted income (loss) per common share:

Continuing operations	$(0.05)	$(0.05)	$(0.20)	$(0.20)

Discontinued operations	$0.00	$0.00	$0.08	$(0.04)

Net Income (loss)	$(0.05)	$(0.05)	$(0.12)	$(0.24)

Weighted average number of common shares outstanding	71,842,274	71,001,545	71,573,121	67,872,436

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2007	2006

Cash and cash equivalents	$1,516	$448
Accounts receivable, net	12,020	9,165
Property and equipment, net	10,997	10,138
Other assets	2,348	7,593

Total assets	$26,881	$27,344

Total liabilities	$31,670	$26,393
Stockholders’ equity	(4,789)	951

Total liabilities and stockholders’ equity	$26,881	$27,344

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